EXHIBIT 99.1

Selected Financial Data

The selected financial data presented below as of and for each of the years in the five-year period ended December 31, 2008, is derived from the audited consolidated financial statements of Host Hotels & Resorts, Inc. The consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 are included elsewhere herein. The following table presents certain selected historical financial data which has been updated to reflect the impact of the disposition of four properties and the retrospective application of two accounting standards and should be read in conjunction with the consolidated financial statements and related notes, the independent registered public accounting firm’s report, which refers to the changes in accounting for non-controlling interests, exchangeable senior debentures and contingencies related to income taxes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” appearing elsewhere herein:

	Calendar year
	2008	2007	2006	2005	2004
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$5,189	$5,302	$4,708	$3,619	$3,326
Income (loss) from continuing operations	375	535	306	111	(100)
Income from discontinued operations (1)	39	199	461	60	96
Net income (loss) (2)	414	734	767	171	(4)
Net income (loss) attributable to Host Hotels & Resorts, Inc. (2)(3)	395	703	727	156	(8)
Net income (loss) available to common stockholders	386	694	707	124	(49)
Basic earnings (loss) per common share (3):
Income (loss) from continuing operations	.66	.95	.51	.18	(.43)
Income from discontinued operations	.08	.38	.96	.17	.28
Net income (loss)	.74	1.33	1.47	.35	(.15)
Diluted earnings (loss) per common share (3):
Income (loss) from continuing operations	.64	.94	.51	.18	(.43)
Income from discontinued operations	.08	.38	.95	.17	.28
Net income (loss)	.72	1.32	1.46	.35	(.15)
Cash dividends declared per common share	.65	1.00	.76	.41	.05
Balance Sheet Data:
Total assets	$11,950	$11,811	$11,808	$8,244	$8,420
Debt (3)	5,876	5,515	5,833	5,312	5,454
Preferred stock	97	97	97	241	337

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions.
(2)

We have retrospectively adopted a new accounting pronouncement that requires issuers of cash-settled exchangeable debentures to separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date. Therefore, we are required to record the debt components of the debentures at fair value as of the date of issuance with the adjustment to additional paid-in capital and amortize the resulting discount as an increase to interest expense over the expected life of the debt. This treatment has been applied retrospectively to all periods presented. As a result of the application of this pronouncement, our debt balance has been reduced by $106 million, $135 million, $58 million, $69 million and $77 million at December 31, 2008, 2007, 2006, 2005 and 2004, respectively, from what had been presented in the Form 10-K. The discounts will be amortized through the first date at which the holders can require the Company to repurchase the debentures for cash (April 2010 for the 3 1/4 % exchangeable senior debentures and March 2012 for the 2 5/8% exchangeable senior debentures). The resulting amortization increased interest expense by $30 million, $25 million, $12 million, $11 million and $8 million for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively, which

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reduced net income available to common stockholders and basic and diluted earnings per share. For additional detail see Exhibit 99.2, “Managements’ Discussion and Analysis of Results of Operations and Financial Condition – Application of New Accounting Standards”.

(3)	As a result of the adoption of a new accounting pronouncement, net income attributable to non-controlling interests of Host LP and of other non-consolidated partnerships are no longer included in the determination of net income. Prior periods have been revised to reflect this presentation. The net income attributable to non-controlling interests is included in the net income available to common stockholders; therefore, the implementation of this requirement had no effect on our basic or diluted earnings per share calculation. For additional detail see Exhibit 99.2, “Managements’ Discussion and Analysis of Results of Operations and Financial Condition – Application of New Accounting Standards”.

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